Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. reports earnings for the six months and quarter ended June 30, 2010

Pennington, New Jersey, July 29, 2010 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported today its operating results for the six months and quarter ended June 30, 2010.

2nd Quarter highlights:

•	Net income of $0.59 per diluted share versus $0.60 per diluted share in the prior year’s quarter,
•	Operating income of $0.52 per diluted share versus $0.55 per diluted share in the prior year’s quarter,
•	A GAAP combined ratio of 97.0% versus 97.4% in the prior year’s quarter, and
•	Book value per diluted share of $27.26.

Andrew R. Speaker, President and CEO, noted “We are pleased that we have produced consistent overall operating results while facing a difficult market. The prolonged economic recovery, a price sensitive market-place, and diminishing investment yields have placed pressure on our results, and those of the entire property and casualty insurance industry.  It is through a disciplined approach to our business that we continue to achieve our steady results.”

Speaker continued, “Book value increased to $27.26 per share.  One of our primary goals is the steady growth of book value, as it not only supports our credit ratings but positions us for improvements in the competitive environment.”

“Our direct writings fell by 5.9% for the quarter, and by 2.3% year-to-date. The decrease has resulted from the combination of continuing competition for business in the marketplace, and the weakness in the economy which, particularly in residential construction, has led to reduced exposures to insure. Many competitors are writing insurance at what we believe are undisciplined pricing levels which we are unwilling to match. At the same time, we have successfully introduced a number of new products in our markets.  In our West Coast operations, we have introduced with success a product geared at the smaller service contractor.  In our East Coast markets we have successfully introduced a waste haulers product and a garage product.  Although we are dissatisfied with the overall decline in direct writings, we are pleased these new initiatives are being well received in the marketplace and confident that our disciplined underwriting will lead to satisfactory results.”

Financial Summary (in thousands, except per share data)
	Three Months Ended June 30, (unaudited)		Six Months Ended June 30, (unaudited)
	2010	2009	2010	2009
Total revenue	$38,016	$39,530	$77,185	$78,722
Net premiums written	37,524	40,326	69,524	72,182
Net premiums earned	33,379	34,952	68,114	70,534
Net investment income	3,499	3,625	7,005	7,228
Net realized gains (losses) on investments	618	402	1,090	(79)
Net income	3,780	3,750	7,252	6,641

Earnings per share – Basic	$0.60	$0.61	$1.16	$1.07
Earnings per share - Diluted	$0.59	$0.60	$1.13	$1.06

Combined ratio	97.0%	97.4%	97.6%	97.9%
Book value per share			$27.26	$23.87

Reconciliation of non-GAAP financial measures:

Net income	$3,780	$3,750	$7,252	$6,641
Net realized gains (losses) on investments, net of tax	408	266	719	(52)
Net operating income	3,372	3,484	6,533	6,693

Operating earnings per share – Basic	$0.54	$0.56	$1.04	$1.08
Operating earnings per share - Diluted	$0.52	$0.55	$1.02	$1.07

In the quarter ended June 30, 2010, the Company reported GAAP net income under U.S. generally accepted accounting principles (GAAP) of $3.8 million, or $0.59 per diluted share, which approximates earnings of the prior year’s quarter which were $0.60 per diluted share. Operating earnings decreased to $3.4 million from the $3.5 million reported in the prior year’s quarter. The second quarter included after tax development of $0.7 million relating to losses resulting from catastrophes 94 and 96, which occurred in the first quarter of 2010.

In the six months ended June 30, 2010, the Company reported GAAP net income of $7.3 million, or $1.13 per diluted share. This result compares to net income of $6.6 million, or $1.06 per diluted share, for the same period in the previous year. Operating earnings decreased to $6.5 million from $6.7 million in the prior year. Included in the six-month results was an after-tax charge of $1.5 million for catastrophes 94 and 96.

The Mercer Insurance Group, Inc. Board of Directors also announced that it has approved a dividend of $0.10 per share, to be paid on September 27, 2010 to shareholders of record as of September 10, 2010.

Operating income and operating earnings per share are non-GAAP financial measures that we present because we believe they enhance an investor’s understanding of Mercer’s core operating performance. Operating income and operating earnings per share consist of net earnings adjusted for after-tax net realized investment gains and losses.

Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.

Certain of the statements in this press release (other than statements of historical facts) are forward-looking statements. Such forward-looking statements include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management's expectations. Therefore the effect of future developments on Mercer Insurance Group, Inc. may be different from that anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein, including those that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	June 30,
	2010 (unaudited)	2009 (unaudited)

Net premiums earned	$33,379	$34,952
Investment income,
net of investment expenses	3,499	3,625
Realized investment gains	618	402
Other revenue	520	551
Total revenue	38,016	39,530

Losses and loss adjustment expenses	20,754	20,761
Amortization of deferred policy
acquisition costs	9,048	9,598
Other expenses	2,584	3,678
Interest expense	353	356
Total expenses	32,739	34,393

Income before income taxes	5,277	5,137
Income taxes	1,497	1,387

Net income	$3,780	$3,750

Net income per common share:
Basic	$0.60	$0.61
Diluted	$0.59	$0.60

Weighted average number of
shares outstanding:
Basic	6,284,892	6,196,311
Diluted	6,436,567	6,298,438

Supplementary Financial Data

Net written premiums	$37,524	$40,326

Book value per common share	$27.26	$23.87

GAAP combined ratio	97.0%	97.4%

Consolidated Statements of Income
(in thousands, except per share and share data)
	Six Months Ended
	June 30,
	2010 (unaudited)	2009 (unaudited)

Net premiums earned	$68,114	$70,534
Investment income,
net of investment expenses	7,005	7,228
Realized investment gains (losses)	1,090	(79)
Other revenue	976	1,039
Total revenue	77,185	78,722

Losses and loss adjustment expenses	42,667	42,960
Amortization of deferred policy
acquisition costs	18,433	19,503
Other expenses	5,348	6,569
Interest expense	704	708
Total expenses	67,152	69,740

Income before income taxes	10,033	8,982
Income taxes	2,781	2,341

Net income	$7,252	$6,641

Net income per common share:
Basic	$1.16	$1.07
Diluted	$1.13	$1.06

Weighted average number of
shares outstanding:
Basic	6,272,131	6,188,313
Diluted	6,424,958	6,262,612

Supplementary Financial Data

Net written premiums	$69,524	$72,182

GAAP combined ratio	97.6%	97.9%

Consolidated Balance Sheet
(in thousands, except share amounts)

	June 30, 2010 (unaudited)	December 31, 2009
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$389,012	$365,464
Equity securities, at fair value	8,402	9,484
Short-term investments, at cost, which approximates fair value	12,999	-
Total investments	410,413	374,948
Cash and cash equivalents	16,461	39,927
Premiums receivable	42,472	36,405
Reinsurance receivable	74,780	79,599
Prepaid reinsurance premiums	6,537	5,871
Deferred policy acquisition costs	19,066	18,876
Accrued investment income	4,271	4,287
Property and equipment, net	20,733	21,516
Deferred income taxes	2,844	4,941
Goodwill	5,416	5,416
Other assets	4,448	3,568
Total assets	$607,441	$595,354
	,
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss adjustment expenses	$309,167	$311,348
Unearned premiums	78,676	76,601
Accounts payable and accrued expenses	9,821	12,150
Other reinsurance balances	14,515	12,386
Trust preferred securities	15,601	15,592
Advances under line of credit	3,000	3,000
Other liabilities	5,013	4,069
Total liabilities	$435,793	$435,146

Stockholders' Equity:
Preferred Stock, no par value, authorized	-	-
5,000,000 shares, no shares issued and
outstanding
Common stock, no par value,	-	-
authorized 15,000,000 shares, issued
7,086,833 and 7,074,333 shares, outstanding
6,928,046 and 6,883,498 shares
Additional paid-in capital	$72,603	$72,139
Accumulated other comprehensive income	16,735	12,220
Retained earnings	92,257	86,101
Unearned ESOP shares	(1,568)	(1,878)
Treasury Stock, 632,391 and 632,076 shares	(8,379)	(8,374)
Total stockholders' equity	171,648	160,208
Total liabilities and stockholders' equity	$607,441	$595,354